Exhibit 10.1

IN THE UNITED STATES DISTRICT COURT

DISTRICT OF KANSAS

ALASKA ELECTRICAL PENSION FUND,	)
Derivatively on Behalf of EPIQ SYSTEMS,	)
INC.,	)
)
Plaintiff,	)
)
vs.	)	Civil Action No. 2:08-cv-02344-CM-JPO
)
TOM W. OLOFSON, et al.,	)
)
Defendants,	)
)
— and —)
)
EPIQ SYSTEMS, INC., a Missouri	)
corporation,	)
)
Nominal Defendant.	)
)
)

ORDER OF DISMISSAL WITH PREJUDICE AND FINAL JUDGMENT

This matter is before the court on the application of the parties for approval of the settlement (“Settlement”) set forth in the Stipulation of Settlement dated April 27, 2010 (the “Stipulation”). Due and adequate notice having been given to the current Epiq Systems, Inc. (“Epiq”) shareholders as required in the Court’s Order dated June 22, 2010, and the Court having considered all papers filed and proceedings had herein and otherwise being fully informed in the premises and good cause appearing therefore, IT IS HEREBY ORDERED, ADJUDGED AND DECREED that:

1.               This Judgment incorporates by reference the definitions in the Stipulation, and all capitalized terms contained herein shall have the same meanings as set forth in the Stipulation (in addition to those capitalized terms defined herein).

2.               This Court has jurisdiction over the subject matter of the Action, including all matters necessary to effectuate the Settlement, and over all parties to the Action, including Plaintiff, Epiq shareholders, and the Defendants.

3.               The Action and all claims contained therein, as well as all of the Released Claims, are dismissed with prejudice. As between Plaintiff and Defendants, the parties are to bear their own costs, except as otherwise provided in the Stipulation.

4.               The Court finds that the terms of the Stipulation and Settlement are fair, reasonable and adequate as to each of the Settling Parties, and hereby finally approves the Stipulation and Settlement in all respects, and orders the Settling Parties to perform the Settlement terms to the extent the Settling Parties have not already done so.

5.               Upon the Effective Date, Plaintiff (acting on its own behalf and derivatively on behalf of Epiq) and Epiq shall have, and each Epiq shareholder shall be deemed to have and by operation of the Judgment shall have, fully, finally, and forever released, relinquished and discharged the Released Claims (including Unknown Claims) against the Released Persons. Nothing herein shall in any way impair or restrict the rights of any Settling Party to enforce the terms of the Stipulation.

6.               Upon the Effective Date, each of the Released Persons shall be deemed to have, and by operation of this Judgment shall have, fully, finally, and forever released, relinquished and discharged Plaintiff and Plaintiff’s Counsel from all claims (including Unknown Claims) arising out of, relating to, or in connection with, the institution, prosecution, assertion, settlement or resolution of the Action or the Released Claims. Nothing herein shall in any way impair or restrict the rights of any Settling Party to enforce the terms of the Stipulation.

7.               The Court finds that the notice given to current Epiq shareholders was the best notice practicable under the circumstances. Said notice fully satisfied the requirements of Federal Rule of Civil Procedure 23.1 and the requirements of due process.

8.               The Court hereby approves the Fee and Expense Award to Plaintiff’s Counsel in accordance with the Stipulation and finds that such fee is fair and reasonable.

9.               The Court finds that, during the course of the litigation of the Action, the Settling Parties and their respective counsel at all times complied with the requirements of Federal Rule of Civil Procedure 11 and all other similar laws.

10.         Neither the Stipulation nor the Settlement, nor any act performed or document executed pursuant to or in furtherance of the Stipulation or the Settlement: (a) is or may be deemed to be or may be offered, attempted to be offered or used in any way by the Settling Parties as a presumption, a concession or an admission of, or evidence of, (i) any fault, wrongdoing or liability of the Defendants, or (ii) the validity of any Released Claims; or (b) is intended by the Settling Parties to be offered or received as evidence or used by any other person in any other actions or proceedings, whether civil, criminal or administrative. Released Persons may file the Stipulation and/or this Judgment in any action that may be brought against them in order to support a defense or counterclaim based on principles of res judicata, collateral estoppel, full faith and credit, release, good faith settlement, judgment bar or reduction, or any other theory of claim preclusion or issue preclusion or similar defense or counterclaim.

11.         Without affecting the finality of this Judgment in any way, this Court hereby retains continuing jurisdiction over the Action and the parties to the Stipulation to enter any further orders as may be necessary to effectuate the Stipulation, the Settlement provided for therein and the provisions of this Judgment.

12.         In the event that the Settlement does not become effective in accordance with the terms of the Stipulation, this Final Judgment and Order shall be vacated, and all orders entered and releases delivered in connection with the Stipulation and this Final Judgment and Order shall be null and void, except as otherwise provided for in the Stipulation.

13.         This Judgment is a final, appealable judgment and should be entered forthwith by the Clerk in accordance with Rule 58, Federal Rules of Civil Procedure.

IT IS SO ORDERED.

DATED this 24th day of August, 2010 at Kansas City, Kansas.

s/ Carlos Murguia
CARLOS MURGUIA
United States District Judge

The Stipulation of Settlement is incorporated herein by reference to Exhibit 99.1 of the Company’s Current Report on Form 8-K filed with the SEC on April 27, 2010.